Exhibit 2.1

AMENDMENT NO. 1

TO

BUSINESS COMBINATION AGREEMENT

This Amendment No. 1, dated as of January 29, 2020, is among 180 Life Sciences Corp., a Delaware corporation (the “Company”), Katexco Pharmaceuticals Corp., a British Columbia corporation (“Katexco”), CannBioRex Pharmaceuticals Corp., a British Columbia corporation (“CBR Pharma”), 180 Therapeutics L.P., a Delaware limited partnership (“180 LP” and together with Katexco and CBR Pharma, the “Company Subsidiaries”), KBL Merger Corp. IV, a Delaware corporation (“KBL”), KBL Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Lawrence Pemble, in his capacity as representative of the stockholders of the Company and the Company Subsidiaries (the “Stockholder Representative”).

1.                Reference to Merger Agreement; Definitions. Reference is made to the Business Combination Agreement dated as of July 25, 2019, by and among the Company, the Company Subsidiaries, KBL, Merger Sub and the Stockholder Representative (the “Business Combination Agreement”). Terms defined in the Business Combination Agreement and not otherwise defined herein are used herein with the meanings so defined.

2.                Amendment to Section 7.1(b) of the Merger Agreement. Section 7.1(b) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“(b) by either KBL or the Company if the Merger shall not have been consummated by April 9, 2020 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the Registration Statement and/or Proxy Statement is still being reviewed or commented on by the SEC, either Party shall be entitled to extend the date for termination of this Agreement pursuant to this Section 7.1(b) for an additional sixty (60) days;”

3.                Miscellaneous. Except as otherwise set forth herein, the Business Combination Agreement shall remain in full force and effect without change or modification. This Amendment No. 1 may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Business Combination Agreement as of the day and year first above written.

KBL MERGER CORP. IV.

By:	/s/Marlene Krauss
Name:	Marlene Krauss
Title:	Chief Executive Officer

KBL MERGER SUB, INC.

By:	/s/Marlene Krauss
Name:	Marlene Krauss
Title:	President

180 LIFE SCIENCES CORP.

By:	/s/Professor Sir Marc Feldmann
Name:	Professor Sir Marc Feldmann
Title:	Chairman

KATEXCO PHARMACEUTICALS CORP.

By:	/s/Lawrence Pemble
Name:	Lawrence Pemble
Title:	Director and COO

CANNBIOREX PHARMACEUTICALS CORP.

By:	/s/Professor Sir Marc Feldmann
Name:	Professor Sir Marc Feldmann
Title:	Chairman

180 THERAPEUTICS L.P.

By:	/s/Lawrence Pemble
Name:	Lawrence Pemble

LAWRENCE PEMBLE, as Stockholder Representative

By:	/s/Lawrence Pemble
Name:	Lawrence Pemble

[SIGNATURE PAGE TO AMENDMENT NO. 1]